Exhibit 10.1

November 21, 2006

Asset Protection Fund
Attention David Dawes
307 Sir Francis Drake Hwy
Roadtown, Tortola, BVI

RE:          Bridge Financing by Asset Protection Fund

Dear Mr. David Dawes,

This letter will confirm recent discussions relative to bridge financing by Asset Protection Fund in the total amount of $250,000.  The bridge financing, among other things, would be on the terms set forth below:

1.     Financing. Asset Protection Fund (“Lender”) will provide bridge financing in the form of a loan in the total amount of $250,000 to VitaCube Systems Holdings, Inc., d/b/a XELR8 Holdings, Inc. (“VitaCube”), a Nevada corporation. $250,000 will be loaned to VitaCube on or before November 17, 2006 (the “Loan Funding”).

2.     Terms. The Loan will accrue interest at ten percent (10%) per annum from the date of funding with all principal and accrued but unpaid interest due upon the earlier of (i) the closing of the VitaCube current private placement offering of a minimum of $1,000,000 and a maximum of $3,000,000 (the “Private Placement”) and repaid from the proceeds of the Private Placement or (ii) six (6) months from the date of the Loan Funding. If the Private Placement does not close prior to six (6) months form the date of the Loan Funding, all principal and accrued but unpaid interest shall be paid in restricted shares of VitaCube common stock at a price equal to fifty percent (50%) of the thirty (30) day trailing closing price of VitaCube common stock.

3.     Stock Issuance.  As a loan fee and in addition to any shares of common stock that may be issued in accordance with Section 2 above, VitaCube agrees, upon the Loan Funding, to issue 400,000 restricted shares of its common stock (the “Loan Shares”) to Lender with an appropriate legend placed on the certificate representing such shares. All Loan Shares shall have “piggy-back” registration rights with any shares of the Private Placement that are registered and all costs associated with the registration of the Loan Shares shall be paid by VitaCube.

4.     Loan Documents.  The Loan shall be evidenced by a promissory note and Lender shall execute a normal and customary Subscription Agreement and Letter of Investment Intent regarding the Loan Shares.

5.               Representations of VitaCube. VitaCube represents and warrants to Lender that:

(a)          VitaCube is in good standing as corporation in the State of Nevada and is not aware of any violation of any Federal or State securities laws.

(b)         VitaCube is current as to all tax, securities, or other regulatory filings, and VitaCube will make all necessary filings with the SEC subsequent to the closing of the Loan.

(c)          At the closing of the Loan, there will have been no changes in the capital structure of VitaCube other than those necessary to conform to the terms of this Letter of Intent.

(d)          VitaCube will take all necessary steps to have its board of directors approve the terms of this Letter of Intent.

(e)           VitaCube will not enter into any other debt financing during the terms of this agreement other than an other Bridge Loan agreement in an amount up to $300,000.

6.     Acknowledgment of Due Diligence. Lender acknowledges that it has had full access to VitaCube’s books and records and financial and operating data and such other information with respect to VitaCube’s business and assets as it has determined necessary for purposes of conducting an appropriate due diligence investigation.  Lender and its representatives shall keep confidential all information (unless ascertainable from public findings or published information) obtained concerning the VitaCube’s operations, assets and business, use it only for the purposes stated herein, and promptly return or destroy it if the proposed transaction is not consummated.

7.     Press Release. Both parties will cooperate in preparing a press release describing the Loan.  The press release will be submitted for release once the Initial Funding is made, unless legal counsel advises that for compliance purposes it must be released sooner or later.  Except for this release, neither party hereto shall release any information to the public or the media without the consent of the other party until the Closing.

Upon the execution by you and return to us of this Letter of Intent, the terms of this Letter of Intent, subject to approval by the VitaCube board of directors, shall be binding on all parties. The Note shall contain provisions in accordance with this Letter of Intent together with such other terms and conditions as legal counsel and the parties may mutually determine and agree.

If the terms of this Letter of Intent are acceptable, please execute this Letter of Intent below and return a signed copy to me. Thank you.

Vita Cube Systems Holdings, Inc.

By:	/s/ John D. Pougnet
John Pougnet, CEO

The foregoing terms and conditions of this Letter of Intent are agreed to this 21st day of  November, 2006.

Asset Protection Fund LTD

By:	/s/ David Dawes
David Dawes, Director